NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

CROSSOVERS, LINCOLN HIGHLIGHT FORD’S 2007 SALES PERFORMANCE; FURTHER GROWTH EXPECTED IN 2008

•
Ford, Mercury and Lincoln crossover utility vehicles paced the industry’s fastest-growing segment with a gain of 62 percent in 2007; Ford Edge challenged entrenched foreign models for supremacy among mid-size crossovers.

•	Ford’s Farley: “Ford Edge is a great example of our plan to build products people really want to buy.”
•	Lincoln posts 9 percent increase in 2007, owing to new MKX crossover and higher sales for MKZ sedan.
•	New Ford Focus up 3 percent in December (9 percent at retail).
•	Ford’s F-Series truck was America’s best-selling truck in 2007 – the 31st year in a row.
•	Ford’s 2007 sales totaled 2.57 million, down 12 percent compared with 2006; more than two-thirds of the decline reflected discontinued models.
•	Ford’s December sales totaled 212,094, down 9 percent.

DEARBORN, Mich., Jan. 3, 2008 – Led by two new and three redesigned models, Ford, Lincoln and Mercury crossover utility vehicles paced the industry’s fastest-growing segment with a gain of 62 percent in 2007, more than triple the industry-wide growth of 17 percent.  In its first full year, Ford Edge sales were 130,125, exceeding Ford’s original forecast by 30 percent.  In December, Edge capped off the year with its best-ever retail sales month.

“Ford Edge is a great example of our plan to build products people really want to buy,” said Jim Farley, Ford’s group vice president, Marketing and Communications.  “Demand is growing at a fast pace beyond the nation’s heartland, our traditional region of strength.”

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford expects continued growth in crossovers in 2008 with the mid-year introduction of the Ford Flex.

Lincoln achieved full-year sales of 131,487, a 9 percent increase versus 2006.  The Lincoln MKX crossover was the largest contributor to Lincoln’s growth, but the MKZ sedan and Lincoln Navigator also helped spur Lincoln’s momentum, which began in late 2006.  The next new Lincoln was revealed at the Los Angeles Auto Show in November – the MKS sedan that will debut this summer.

Sales for the new Ford Focus were up 3 percent in December (9 percent at retail).  Focus sales were up 18 percent in November, the first full month for the new model.

Ford’s F-Series truck was America’s best-selling truck in 2007 – the 31st year in a row – with full year sales of 690,589.  F-Series was also the best-selling vehicle, car or truck, for 26 years in a row.

Ford’s full-year 2007 sales totaled 2.57 million, down 12 percent compared with a year ago.  Retail sales were down 10 percent and fleet sales were down 18 percent (including a 32 percent reduction in daily rental sales).  More than two thirds of Ford’s sales decline reflected discontinued products.

Ford’s December sales totaled 212,094, down 9 percent compared with a year ago.  Retail sales were down 13 percent and fleet sales were down 1 percent.

2008 Outlook

Ford expects the economic environment to remain challenging in 2008.  Ford has said it expects the first half U.S. auto sales rate to be in the range of 15.5 to 16.0 million in the first half (light vehicle sales in the range of 15.2 to 15.7 million).

Go to http://media.ford.com for news releases and high-resolution photographs.

“We are restructuring our business to be profitable at lower demand and changed mix and accelerating the development of new products people want to buy,” Farley said.  “We have more work to do to reach our ultimate goal – profitable growth for all.  But we have made progress in a short amount of time in several key areas.”

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

# # #

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 250,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.